UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐  Soliciting Material Pursuant to § 240.14a-12

SoundBite Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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22 Crosby Drive
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on June 17, 2009

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders, which is being held as follows:

Date	Wednesday, June 17, 2009
Time	9:00 a.m., local time
Location	SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts

At the annual meeting, we will ask you and our other stockholders to vote on two proposals:

Proposal No. 1.	election of three Class II directors to three-year terms; and
Proposal No. 2.	ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

Stockholders also will be asked to consider any other business properly presented at the annual meeting.

Only stockholders of record at the close of business on April 20, 2009 are entitled to vote at the annual meeting. A complete list of those stockholders will be open to the examination of any stockholder at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts, during ordinary business hours, for a period of ten days prior to the annual meeting as well as on the day of the annual meeting. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting. Our stock transfer books will remain open for the purchase and sale of common stock.

Our 2008 Annual Report is being mailed with this Notice and the Proxy Statement.

Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. We have enclosed for your convenience a return envelope, which is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

By Order of the Board of Directors,

Robert C. Leahy
Secretary

Bedford, Massachusetts
May 13, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 17, 2009 at 22 Crosby Drive, Bedford, Massachusetts:

The proxy statement is available at http://www.edocumentview.com/SDBT, and the 2008 Annual Report is available at http://ir.soundbite.com/annuals.cfm.

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the board of directors of SoundBite Communications, Inc. is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. You do not, however, need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card , or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about May 13, 2009 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 17, 2009, at 9:00 a.m., local time, at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts. Directions to the annual meeting are included with the form of proxy and can be found at www.soundbite.com/about-us/contact-us#. Information on how to vote in person at the annual meeting is discussed below. In order to attend the meeting, you should present the Admission Ticket included with the form of proxy being delivered to you.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 20, 2009 will be entitled to vote at the annual meeting. On this record date, there were 15,697,289 shares of common stock outstanding and entitled to vote.

Stockholder of Record; Shares Registered in Your Name

If on April 20, 2009 your shares were registered directly in your name with our transfer agent, Computershare Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	election of three directors; and

•	ratification of selection by the audit committee of the board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

What if another matter is properly brought before the meeting?

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 2 a.m., Eastern daylight saving time, on June 17, 2009 to be counted.

•	To vote through the internet, go to www.envisionreports.com/SDBT to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 2 a.m., Eastern daylight saving time, on June 17, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2009.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Robert Leahy, our Secretary, at 22 Crosby Drive, Bedford, Massachusetts.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

For Proposal No. 1 relating to the election of directors, the three nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, which relates to the ratification Deloitte & Touche LLP as our independent registered public accounting firm for 2009, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 15,697,289 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarterly period ending June 30, 2009.

What proxy materials are available on the internet?

The notice and proxy statement are available at http://www.edocumentview.com/SDBT.

PROPOSALS

Proposal No. 1.  Election of Class II Directors

The first proposal on the agenda for the annual meeting is the election of Vernon Lobo, James Milton and Regina Sommer as Class II directors, each of whom would serve a three-year term beginning at the annual meeting and ending at the 2012 Annual Meeting of Stockholders.

The board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. The board of directors currently has seven members, following the resignation of Peter Shields as a Class III director (and as our President and Chief Executive Officer) effective April 30, 2009. The three director classes currently are as follows:

•	the class I directors are Justin Perreault, James Roszkowski and Eileen Rudden, and their terms will expire at the 2011 Annual Meeting of Stockholders;

•	the class II directors are Mr. Lobo and Ms. Sommer, and their terms will expire at the annual meeting; and

•	the class III directors are Eric Giler and James Goldstein, and their terms will expire at the 2010 Annual Meeting of Stockholders.

Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The number of Class III directors has been reduced from three to two following the resignation of Mr. Shields, and effective as of the annual meeting, the number of Class II directors will be increased from two to three. Each of the nominees for election at the annual meeting, except for James Milton, is currently a director who was previously elected by the stockholders. Mr. Milton was nominated to the board in connection with his hiring as our President and Chief Executive Officer, effective May 1, 2009.

If elected at the annual meeting, each of the nominees will serve until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. In the event that any of the nominees is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that any nominee will be unable or unwilling to serve as a director.

It is our policy to encourage directors and nominees for director to attend annual meetings of stockholders. All of the directors attended the 2008 Annual Meeting of Stockholders.

At the annual meeting, stockholders will be asked to consider the re-election of Mr. Lobo and Ms. Sommer, and the initial election of Mr. Milton, as Class II directors. A brief biography of each of the director nominees, as of April 24, 2009, follows. You will find information about their stock holdings under “Stock Ownership — Principal Stockholders.”

Vernon F. Lobo	Mr. Lobo has served as one of our directors since 2000. He is a member of the audit committee and the nominating and corporate governance committee. Since 1997, Mr. Lobo has served as a Managing Director of Mosaic Venture Partners, a venture capital firm. Mr. Lobo is 43 years old.
James A. Milton	Mr. Milton began serving as our President and Chief Executive Officer on May 1, 2009. Mr. Milton served as President and Chief Operating Officer of Intervoice, Inc., a provider of software-based interactive voice response, contact center and mobile messaging solutions, from March 2008 to September 2008, when Intervoice was acquired by Convergys Corporation. Following the acquisition of Intervoice, he served as Senior Vice President — Sales, Marketing and Professional Services of Convergys, a provider of relationship management solutions, from September 2008 to March 2009. From January 2006 to February 2008, he served as Executive Vice President and Chief Operating Officer of Intervoice. He served as a director of Intervoice from June 2008 to September 2008. From October 2004 to December 2005, he was Executive Vice President of Global Sales and Services for UGS Corporation, a product lifecycle management software company. From 2002 to September 2004, he served as Senior Vice President, Enterprise Systems Group and Managing Director for the Americas for the Customer Solutions Group of Hewlett-Packard, a technology solutions provider to consumers, businesses and institutions globally. From 2000 to 2002, he was Senior Vice President and General Manager, North America for Compaq Computer Corporation, a supplier of Internet infrastructure and access solutions. Mr. Milton is 48 years old.

Regina O. Sommer	Ms. Sommer has served as one of our directors since December 2006. She chairs the audit committee and is a member of the compensation committee. From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a NASDAQ-listed provider of security software solutions that was acquired by Computer Associates International, Inc. in November 2004. Ms. Sommer also serves on the board of directors of Insulet Corporation, a NASDAQ-listed medical device company, and Wright Express Corporation, a New York Stock Exchange-listed provider of payment processing and information management services. Ms. Sommer is 51 years old.

None of the director nominees is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers . None of the director nominees is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director, although we confirmed in our employment offer letter with Mr. Milton that the board had nominated Mr. Milton for election as a director at the annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected.

The board recommends that you vote FOR the election of each named nominee.

Proposal No. 2. Ratification of Selection of Independent Registered Public Accounting Firm

The audit committee of the board of directors has selected the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2009 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche has audited our financial statements for each year since 2000. Representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither law nor our by-laws and our other governing documents require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. The audit committee has submitted the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

Other Matters

The board of directors is not aware of any matter to be presented for action at the annual meeting other than the two proposals described above. The board does not intend to bring any other matters before the annual meeting.

Stockholder Proposals for 2010 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act must be received by our Secretary at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, by no later than January 13, 2010. If a stockholder wishes to bring a matter before the stockholders at the 2010 Annual Meeting but does not notify us before March 29, 2010, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the stockholder’s proposal.

Under our by-laws, a stockholder who wishes to nominate one or more individuals for election to the board of directors at the 2010 Annual Meeting must provide written notice to us between February 17, 2010 and March 19, 2010. If, however, the 2010 Annual Meeting is scheduled to be held on a date before May 28, 2010 or after August 16, 2010, then the written notice must be received by us by the later of (a) the ninetieth day prior to the 2010 Annual Meeting and (b) the tenth day following the day on which notice of the date of the 2010 Annual Meeting was mailed or public disclosure of the date of the 2010 Annual Meeting was made, but in any event not more than 120 days before the date of the 2010 Annual Meeting.

EXECUTIVE OFFICERS

A brief biography of each of the executive officers, as of May 1, 2009, follows:

James A. Milton President and Chief Executive Officer	Mr. Milton began serving as our President and Chief Executive Officer on May 1, 2009, and he is a nominee for election as a director at the annual meeting. For biographical information about Mr. Milton, please see “Proposal No. 1. Election of Class II Directors.”
Robert C. Leahy Chief Operating Officer and Chief Financial Officer	Mr. Leahy has served as Chief Operating Officer since September 2006 and as Chief Financial Officer since February 2007. From 1987 to October 2005, Mr. Leahy served as Vice President Finance and Operations and Chief Financial Officer of Brooktrout, Inc., a NASDAQ-listed developer of software and hardware platforms that was acquired by EAS Group, Inc. in October 2005. Mr. Leahy is 56 years old.
Timothy R. Segall Chief Technology Officer	Mr. Segall has served as Chief Technology Officer since January 2002. From June 2000 to December 2006, Mr. Segall served as our Vice President, Engineering. Mr. Segall is 49 years old.
Mark D. Friedman Chief Marketing and Business Development Officer	Mr. Friedman has served as Chief Marketing and Business Development Officer since December 2007. He served in various capacities at Peppercoin, Inc., a developer of secure micropayments solutions, from June 2005 until its acquisition by Chockstone, Inc. in April 2007. His positions at Peppercoin included President and Chief Executive Officer and Vice President, Sales and Market Development. From 2002 to December 2007, Mr. Friedman also served as President and was the founder of GTM Consulting, Inc., a marketing consulting firm. Mr. Friedman is 46 years old.

Jeffery J. Struzenski Executive Vice President, Sales	Mr. Struzenski has served as our Executive Vice President, Sales since April 2008. From October 2005 to March 2008, he served as Regional Vice President, Americas of Wall Street Systems, Inc., a provider of transaction processing software. From 1996 to September 2005, he served in a variety of capacities, including Managing Director and Partner, of BearingPoint, Inc. (formerly KPMG Consulting Inc.), a management and technology consulting company. Mr. Struzenski is 52 years old.
Noreen L. Henrich Vice President, Client Management	Ms. Heinrich has served as our Vice President, Client Management since October 2005. From January 2004 to September 2005, she served as Vice President, Professional Services of Pragmatech Software, a provider of on-demand sales knowledge solutions. From 1998 to July 2003, she served as Regional Vice President of Oracle Corporation, a NASDAQ-listed developer of database management systems. Ms. Heinrich is 52 years old.

There are no family relationships among any of the directors or executive officers.

None of the executive officers is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers.

EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation earned during the last three fiscal years by the named executive officers, who consist of Peter Shields, our chief executive officer throughout 2008, and our two other most highly compensated executive officers in 2008.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)(2)	($)

Peter R. Shields	2008	$300,000	$176,132	$80,867	$10,188	$567,187
President and Chief	2007	260,000	64,426	157,479	24,663	506,568
Executive Officer	2006	240,000	7,487	148,000	10,313	405,800
Robert C. Leahy	2008	240,000	156,264	44,477	10,185	450,926
Chief Operating Officer and Chief Financial Officer	2007	225,000	62,158	87,488	16,651	391,297
Timothy R. Segall	2008	226,000	80,416	30,325	10,174	346,915
Chief Technology Officer	2007	200,000	29,464	26,246	23,498	279,208
	2006	187,500	—	30,000	9,697	227,197

(1)	The amounts shown represent compensation expense recognized for financial statement purposes under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, with respect to stock options granted to the named executive officers. Each stock option was granted with an exercise price equal to the fair market value of the common stock on the grant date. For a discussion of the assumptions relating to our valuations of the stock options, see note 2 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 18, 2009.

(2)	The amounts shown include, with respect to each of Messrs. Shields and Segall, travel, hotel and other expenses of $9,768 in 2008 and $12,584 in 2007 relating to sales recognition trips. All other amounts consist of premiums for dental plans, medical plans, accidental death and dismemberment insurance, and long-term disability insurance.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2008 to the named executive officers:

		All Other Option
		Awards: Number of	Exercise or Base	Grant Date Fair
		Securities Underlying	Price of Option	Value of Stock and
Name	Grant Date	Options (#)(1)	Awards ($/Sh)(2)	Option Awards ($)(3)

Peter R. Shields	3/17/08	50,000	$4.85	$28,400
Robert C. Leahy	3/17/08	30,000	4.85	17,040
Timothy R. Segall	3/17/08	30,000	4.85	17,040

(1)	See note 1 to the table set forth under “— Summary Compensation Table” above for information about these stock options.

(2)	Stock options were granted with exercise prices equal to the fair market value of the common stock on the grant date.

(3)	The amounts shown represent compensation expense recognized for financial statement purposes under SFAS No. 123R.

Outstanding Equity Awards at 2008 Year End

The following table sets forth information regarding equity awards held as of December 31, 2008 by the named executive officers.

	Number of Securities Underlying Unexercised		Option	Option
	Options (#)(1)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Peter R. Shields	485,549	—	$0.35	8/04/13
	57,126	9,754	0.49	7/27/15
	51,333	10,267	0.66	8/30/15
	19,250	24,750	8.70	3/01/17
	13,541	36,459	4.85	3/16/18
Robert C. Leahy	89,297	69,456	1.01	10/09/16
	11,550	14,850	8.70	3/01/17
	8,125	21,875	4.85	3/16/18
Timothy R. Segall	1,237	—	3.41	6/07/11
	38,987	—	0.69	12/01/11
	52,800	—	0.35	4/10/13
	70,400	—	0.35	1/15/14
	42,900	2,860	0.49	7/27/15
	14,300	12,100	7.16	2/15/17
	8,125	21,875	4.85	3/16/18

(1)	All awards listed in this table were stock options granted under our 2000 Stock Option Plan, except that the last grant of stock options to each officer was made under our 2007 Stock Incentive Plan. Unless otherwise indicated, shares vest in equal monthly installments over four years. Upon a merger or consolidation effecting a change in control, a sale of all or substantially all of our assets, or a sale of a majority of our outstanding voting securities, 25% of the then-unvested shares subject to each of these options will vest. As described under “— Agreements — Change in Control Agreements” below, as of December 31, 2008 each of the named executive officers was party to an agreement under which the unvested shares underlying his stock options will vest in full if (a) appropriate arrangements are not made for the continuation of those options following a change in control or (b) his employment is terminated by us without cause, or by him for specified reasons, within six months after a change in control.

Option Exercises

None of the named executive officers exercised stock options during 2008.

Equity Compensation Plans

We have two equity compensation plans. Our 2000 Stock Option Plan was adopted in July 2000. Following the completion of our initial public offering in November 2007, no additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options then outstanding. Our 2007 Stock Incentive Plan became effective upon completion of our initial public offering. As of December 31, 2008, stock options were outstanding pursuant to these plans to purchase up to a total of 2,471,044 shares of common stock at a weighted average exercise price of $2.24 per share. Under these outstanding stock options, a total of 1,832,466 shares had vested as of December 31, 2008 and had a weighted average exercise price of $1.52 per share.

2007 Stock Incentive Plan

As of December 31, 2008, stock options were outstanding under the 2007 Stock Incentive Plan to purchase up to 760,670 shares of common stock and 861,208 shares of common stock were available for future grant. The number of shares available for future grant is subject to increase to the extent any shares of common stock subject to awards outstanding under the 2000 Stock Option Plan expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. In addition, the 2007 Stock Incentive Plan contains an “evergreen” provision, which provides for an annual increase in the number of shares available for issuance under the plan on January 1 of each year from 2009 through 2017. The annual increase in the number of shares will equal the least of:

•	1,500,000 shares of common stock;

•	5% of the number of shares of common stock outstanding as of such date; and

•	an amount determined by the board of directors.

Under this provision, the number of shares will increase by 775,312, unless the board limits the increase to a lesser number. We currently expect that the compensation committee, on behalf of the board, will determine whether to limit such increase at a meeting scheduled being held in May 2009.

The compensation committee administers the 2007 Stock Incentive Plan. The 2007 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. Our executive officers, employees, consultants, advisors and directors, and those of any of our subsidiaries, are eligible to receive awards under the 2007 Stock Incentive Plan. Under present law, however, incentive stock options qualifying under Section 422 of the Internal Revenue Code may only be granted to employees.

Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, subject to the other terms and conditions contained in the option grant. The compensation committee will determine the recipients of stock options and with respect to each stock option granted:

•	the number of shares subject to the stock option;

•	the exercise price of the stock option, which may be no less than the fair market value of the common stock on the grant date;

•	the vesting schedule of the stock option;

•	the duration of the stock option; and

•	the manner of payment of the exercise price of the stock option.

Restricted stock awards entitle the recipient to acquire shares of common stock, subject to our right to repurchase all or part of the shares from the recipient in the event the conditions specified in the award are not satisfied. The compensation committee will determine the recipients of restricted stock awards and with respect to each restricted stock award granted:

•	the number of shares subject to the restricted stock award;

•	the purchase price, if any, of the restricted stock award;

•	the vesting schedule of the restricted stock award; and

•	the manner of payment of the purchase price, if any, for the restricted stock award.

No award may be granted under the 2007 Stock Incentive Plan after July 31, 2017, but the vesting and effectiveness of awards granted before that date may extend beyond that date.

2000 Stock Option Plan

As of December 31, 2008, stock options were outstanding under the 2000 Stock Option Plan to purchase up to 1,710,374 shares of common stock. No additional shares may be issued under the 2000 Stock Option Plan other than pursuant to stock options then outstanding.

401(k) Plan

We maintain a deferred savings retirement plan for employees that is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute his or her pre-tax compensation, up to a statutory limit ($15,500 in 2008). For employees 50 years of age or older, an additional catch-up contribution ($5,000 in 2008) is allowed. Under the plan, each employee is fully vested in his or her deferred salary contributions. We may make discretionary contributions subject to established limits and a vesting schedule, but have not made any such contributions to date.

2008 Management Cash Compensation Plan

On February 25, 2008, the compensation committee adopted a 2008 management cash compensation plan, or the Compensation Plan, for members of the senior management team, or the Plan Executives. The Plan Executives included each of the named executive officers.

The Compensation Plan had two components: (a) base salary and (b) variable performance-based compensation.

Base Salary

Base salary levels for the Plan Executives were set based upon an independent third party review of senior management compensation. The recommended 2008 base salary of Plan Executive was based on a number of factors, including the status of the competitive marketplace for executives in comparable positions (including a comparison of base salaries for comparable positions at comparable companies within our industry), the responsibilities of the position, the experience of the Plan Executive, and the required knowledge of the Plan Executive.

The annual base salaries of the named executive officers as established under the Compensation Plan were as follows:

•	Peter Shields, $300,000;

•	Robert Leahy, $240,000; and

•	Timothy Segall, $225,000.

Variable Performance-Based Compensation

The Compensation Plan provided for cash bonuses to be payable on a quarterly, semi-annual and annual basis. The bonus levels for the Plan Executives were set based upon an independent third party review of senior management compensation. The recommended 2008 base salary of Plan Executive was based on a number of factors, including the status of the competitive marketplace for executives in comparable positions (including a comparison of base salaries for comparable positions at comparable companies within our industry), the responsibilities of the position, the experience of the Plan Executive, and the required knowledge of the Plan Executive.

The variable performance bonus had three portions: Revenue Growth, Pro Forma Net Income and Organizational Goals and Objectives. Any bonuses would accrue in the quarter they were earned. Bonuses were payable upon closing of our books and release of our financial results, based upon the payment frequency for each component provided below.

•	The Revenue Growth portion provided for 33% of a Plan Executive’s bonus to be earned and paid based upon actual revenue achievement when compared to Compensation Plan revenue levels. The Revenue Growth performance was measured and, if earned, paid on a quarterly basis.

•	The Pro Forma Net Income portion provided for 33% of a Plan Executive’s bonus to be earned and paid based upon actual pro forma net income achievement when compared to Compensation Plan pro forma net income levels. For the purposes of the Compensation Plan, Pro Forma Net Income was defined as net income (as determined in accordance with U.S. generally accepted accounting principles) plus expense recorded in accordance with SFAS No. 123R, and, as implemented by the compensation committee, excluded the gain on litigation settlement and the expenses associated with our litigation with Universal Recovery Systems. The Pro Forma Net Income performance was measured and, if earned, paid on a quarterly basis. For purposes of the exceeding Compensation Plan bonus, a minimum threshold of pro forma net income must be attained for the full year.

•	The Organizational Goals and Objectives portion provided for 34% of a Plan Executive’s bonus to be earned and paid based upon achievement of previously agreed to goals and objectives. The Organizational Goals and Objectives performance was measured and, if earned, paid after year end. The major areas addressed by these goals and objectives included new product launches, business development, marketing programs, security, financial systems and controls implementation, operational efficiency, and research and development quality. Individual participants will incorporate these goals based upon their respective roles, responsibilities and positions.

Depending on a Plan Executive’s job function, the target bonus that an Executive was eligible to receive under the Compensation Plan ranged between 33% and 67% of his or her then-annual salary, if 100% of the Revenue Growth, Pro Forma Net Income and Organizational Goals and Objectives targets were achieved.

The following table presents information with respect to the targeted amounts of variable performance-based compensation of each of the named executive officers under the Compensation Plan, as well as the actual amounts paid to each of the named executive officers:

	Revenue	Pro Forma Net	Organizational
Name	Growth	Income	Goals and Objectives	Total

Peter R. Shields
Target bonus amounts	$66,000	$66,000	$68,000	$200,000
Actual bonus amounts paid	11,196	11,429	58,242	80,867
Robert C. Leahy
Target bonus amounts	36,300	36,300	37,400	110,000
Actual bonus amounts paid	6,158	6,286	32,033	44,477
Timothy R. Segall
Target bonus amounts	24,750	24,750	25,500	75,000
Actual bonus amounts paid	4,199	4,286	21,841	30,325

Executive Compensation Agreements

Executive Retention Agreements

Description of Executive Retention Agreements

On November 28, 2008, we entered into executive retention agreements with each of Peter Shields, Robert Leahy, Timothy Segall, Mark Friedman and Jeffrey Struzenski, whom we refer to below as the Executives. The executive retention agreement of each Executive generally provides that if we terminate his employment without cause (as defined below) or if he terminates his employment for good reason (as defined below), the Executive will be entitled to receive, within 30 days after the date of termination, a cash payment equal to the sum of:

•	accrued base salary, commission and vacation pay;

•	the product of (a) his annual bonus for the most recently completed fiscal year multiplied by (b) a fraction, the numerator of which will be the number of days elapsed in the current fiscal year through the termination date and the denominator of which will be 365; and

•	the product of (a) his highest base salary received in the twelve-month period preceding the termination date plus his commission, if any, for the most recently completed fiscal year, multiplied by (b) 1.5 in the case of Mr. Shields, 1.0 in the case of Mr. Leahy or Mr. Segall, or 0.5 in the case of Mr. Friedman or Mr. Struzenski.

The executive retention agreements also provide that the Executives will be entitled to continue to receive, after the termination date, specified benefits for 18 months in the case of Mr. Shields, 12 months in the case of Mr. Leahy and Mr. Segall, and 6 months in the case of Mr. Friedman and Mr. Struzenski.

The executive retention agreements also contain provisions applicable in the event payments due under the executive retention agreements would result in tax penalties under Sections 280G and 4999 of the Internal Revenue Code. Those Code sections generally may impose certain tax penalties on our company or an Executive if the amount of severance payments to the Executive following a Change in Ownership or Control (as defined in the Code) exceeds certain limits. Under the provisions of each executive retention agreement, the amount of the benefits that a Executive will be entitled to receive under his executive retention agreement will be reduced by an amount necessary to avoid triggering any penalty taxes if, and only if, the reduction would result in greater net after-tax benefits to the Executive.

For purposes of the executive retention agreements, the term “cause” means termination due to an Executive’s willful misconduct, gross negligence or criminal misconduct in connection with the performance of his duties. The term “good reason” generally means (a) a diminution in the Executive’s position, authority or responsibilities, (b) a reduction in the Executive’s salary or benefits, or (c) a relocation of the Executive to a worksite more than 50 miles from his prior location.

For more information about the terms of the executive retention agreements, please see the form of executive retention agreement filed as Exhibit 99.1 to our current report on Form 8-K filed with the SEC on November 28, 2008.

Recent Events

Following his resignation as President and Chief Executive Officer on April 30, 2009, Peter Shields became entitled to the benefits specified in his executive retention agreement and summarized in the preceding section. Among other things, Mr. Shields became entitled to receive from us, by May 30, 2009, a cash payment equal to the sum of:

•	his base salary and vacation pay accruing through April 30, 2009;

•	$26,586, which is the product of (a) his annual bonus for 2008 multiplied by (b) a fraction, the numerator of which is the number of days elapsed in 2009 through his termination date and the denominator of which is 365; and

•	$450,000, which is the product of (a) his highest base salary received in the twelve-month period preceding the termination date multiplied by (b) 1.5.

On April 21, 2009, we entered into a one-year consulting agreement with Mr. Shields, effective April 30, 2009, under which he will, upon our request from time to time, consult with us in connection with such matters involving our business and operations as we may reasonably request. Mr. Shields is not required to devote more than ten hours per month in May, June or July of 2009, or more than five hours in any of the calendar months from August 2009 through April 2010, to the performance of consulting services under the consulting agreement. As the sole compensation payable to Mr. Shields for his services under the consulting agreement, he will have until August 1, 2010 to exercise each of his currently outstanding stock options to acquire shares of our common stock, to the extent those shares have vested as of the termination of his employment on April 30, 2009. Under the existing terms of those options, Mr. Shields would have had approximately three months after his employment termination date to exercise the options to acquire shares vested as of April 30, 2009. The vesting of the options held by Mr. Shields was not affected by the terms of the consulting agreement and ceased upon termination of his employment. The consulting agreement is included as Exhibit 10.3 to our current report on Form 8-K filed with the SEC on April 21, 2009.

We entered into an executive retention agreement with James Milton as of May 1, 2009, when he began serving as President and Chief Executive Officer. The terms of the executive retention agreement with Mr. Milton are substantially similar to the executive retention agreements we entered into with Robert Leahy and Timothy Segall, as described under “— Description of Executive Retention Agreements” above. For more information about the proposed terms of the executive retention agreement with Mr. Milton, please see the form of executive retention agreement included as Exhibit 10.2 to our current report on Form 8-K filed with the SEC on April 21, 2009.

Change in Control Agreements

Description of Change in Control Agreements

On November 28, 2008, we amended or entered into change in control agreements with each of the Executives. The change in control agreement of each Executive generally provides that:

•	25% of the Executive’s unvested options will accelerate and vest upon a change in control (as defined below), except that all of the unvested options will accelerate and vest if appropriate arrangements are not made for the continuation of those options following the change in control; and

•	all of the Executive’s then-unvested options will accelerate and vest if, within six months after a change in control, (a) his employment is terminated without cause, (b) his position, authority or responsibilities are diminished, or (c) his worksite is relocated more than 50 miles from his prior location.

For purposes of the change in control agreements, the term “change in control” means (a) our sale of all or substantially all of our assets or (b) our merger or consolidation with another entity in a transaction in which shares of our stock outstanding immediately prior to the transaction represent (or are exchanged for) less than a majority of the stock of the surviving entity. The term “cause” has the same meaning as under the executive retention agreements, as described under “— Executive Retention Agreements — Description of Executive Retention Agreements” above.

For more information about the terms of the change in control agreements, please see the form of change in control agreement attached as Exhibit 99.2 to our current report on Form 8-K filed with the SEC on November 28, 2008.

Change in Control Payments Table

The following table presents the estimated benefits provided to named executive officers pursuant to various circumstances that trigger payments or provision of benefits under the change-in-control agreements described under “— Description of Change in Control Agreements” above. Payments would not be cumulative.

In the following table, the value of stock options for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2008. The value of a stock option acceleration upon a “change in control only” is based upon acceleration of 25% of the unvested shares subject to stock options outstanding as of December 31, 2008. The value of a stock option acceleration upon a “termination following a change in control” is based upon acceleration of all of such unvested shares, 25% of which would vest upon a change of control and the balance of which would vest upon a qualifying termination event, all as described above.

		Stock Option
Name	Triggering Event	Acceleration

Peter R. Shields	Change in control only	$1,668
	Termination following a change in control	6,672
Robert C. Leahy	Change in control only	4,076
	Termination following a change in control	16,306
Timothy R. Segall	Change in control only	579
	Termination following a change in control	2,317

Recent Events

We entered into a change in control agreement with James Milton as of May 1, 2009, when he began serving as President and Chief Executive Officer, generally providing that:

•	upon a change in control (as defined below) occurring during a period specified below, the percentage of his unvested options specified under “Initial Vesting” below will accelerate and vest, except that the percentage of the unvested options specified under “Subsequent Vesting” below will accelerate and vest if appropriate arrangements are not made for the continuation of those options following the change in control:

Date of Change in Control	Initial Vesting	Subsequent Vesting

From May 1, 2009 through May 31, 2009	0%	0%
From June 1 through June 30, 2009	4-1/6%	16-2/3%
From July 1 through July 31, 2009	8-1/3%	33-1/3%
From August 1, 2009 through August 31, 2009	12-1/2%	50%
From September 1, 2009 through September 30, 2009	16-2/3%	66-2/3%
From October 1, 2009 through October 31, 2009	20-5/6%	83-1/3%
On or after November 1, 2009	25%	100%

and

•	the percentage of his unvested options specified under “Subsequent Vesting” below will accelerate and vest if, within six months after a change in control, (a) his employment is terminated without cause, (b) his position, authority or responsibilities are diminished, or (c) his worksite is relocated more than 50 miles from our current corporate headquarters.

For purposes of this change in control agreement, the terms “change in control” and “cause” have the same meanings as under the change in control agreements we entered into with the Executives. Please see “— Description of Change in Control Agreements” above.

For more information about the terms of the change in control agreement with Mr. Milton, please see the form of executive retention agreement included as Exhibit 10.3 to our current report on Form 8-K filed with the SEC on April 21, 2009.

BOARD OF DIRECTORS

Biographical Information

The following table sets forth information regarding our executive officers and directors, and an officer-elect and director nominee, as of May 1, 2009:

Eric R. Giler	Mr. Giler has served as one of our directors since December 2005. He chairs the compensation committee. Since August 2008 Mr. Giler has served as Chief Executive Officer of WiTricity Corporation, a developer of technology for wireless electricity. Mr. Giler was the Chairman and Chief Executive Officer of Groove Mobile, a provider of mobile music commerce platforms, from April 2006 until its acquisition by LiveWire Mobile, Inc. in March 2008. Mr. Giler served as the Chief Executive Officer and President of Brooktrout, Inc., a NASDAQ-listed provider of software and hardware platforms, from 1984 until its acquisition by EAS Group, Inc. in October 2005. Mr. Giler is 53 years old.
James A. Goldstein	Mr. Goldstein has served as one of our directors since 2000. Since 2001 Mr. Goldstein has been a General Partner of North Bridge Venture Partners, a venture capital firm that he joined in 1998. Mr. Goldstein is 41 years old.
Vernon F. Lobo	Mr. Lobo has served as one of our directors since 2000. He is a member of the audit committee and the nominating and corporate governance committee. For biographical information about Mr. Milton, please see “Proposal No. 1. Election of Class II Directors.”
Justin J. Perreault	Mr. Perreault has served as one of our directors since June 2005. He is a member of the audit committee and the nominating and corporate governance committee. Since 1999, Mr. Perreault has been a General Partner of Commonwealth Capital Ventures, a venture capital firm. Mr. Perreault is 45 years old.
James J. Roszkowski	Mr. Roszkowski has served as one of our directors since March 2006. Since April 2007 Mr. Roszkowski has served as Chief Executive Officer and President of Patria Services Corp., an on-demand technology-based trigger marketing company. Mr. Roszkowski has also served as a Principal of the Owl’s Nest Group, LLC, an advisory and consulting firm. Mr. Roszkowski previously held the position of Senior Executive Vice President of MBNA America Bank, N.A., a New York Stock Exchange-listed independent credit card issuer, from 1989 to April 2005. Mr. Roszkowski is 51 years old.

Eileen M. Rudden	Ms. Rudden has served as one of our directors since May 2008. From October 2003 to October 2007, Ms. Rudden served as Vice President and General Manager, Communications Applications and Vice President and General Manager, Unified Communications at Avaya Inc., a provider of business communications solutions. From 2000 to 2001, she was the President and Chief Executive Officer and a director of FairMarket, Inc., a developer of e-business selling and marketing solutions. She served in various capacities at Lotus Development Corporation from 1986 to 1995 and, following the acquisition of Lotus Development by IBM, at Lotus Software from 1995 to 2000, where she served as the Senior Vice President responsible for Lotus Notes, Domino and cc:Mail and as Senior Vice President of Business Development. She serves on the board of directors of Agilysys, Inc., a NASDAQ-listed provider of enterprise computer technology solutions. Ms. Rudden is 58 years old.
Regina O. Sommer	Ms. Sommer has served as one of our directors since December 2006. For biographical information about Ms. Sommer, please see “Proposal No. 1. Election of Class II Directors.”

None of the directors is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers . None of the directors is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

Composition

The board of directors currently consists of seven members. In accordance with the terms of our charter and by-laws, the board is divided into three classes, whose members serve for staggered three-year terms.

•	The class I directors consist of Justin Perreault, James Roszkowski and Eileen Rudden. Their terms will expire at the annual meeting of stockholders to be held in 2011.

•	The class II directors consist of Vernon Lobo and Regina Sommer. Their terms will expire at the annual meeting.

•	The class III directors consist of Eric Giler and James Goldstein. Their terms will expire at the annual meeting of stockholders to be held in 2010.

Directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our charter and by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors.

Our charter provides that the authorized number of directors may be changed only by resolution of the board, subject to the rights of any holders of any series of preferred stock. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of the board may have the effect of delaying or preventing changes in our control or management.

Director Attendance at Board Meetings

The board of directors met 20 times during 2008, either in person or by teleconference. During 2008, each director attended at least 75% of the meetings of the board.

Our corporate governance guidelines provide that directors are responsible for attending annual meetings of stockholders. All of the directors attended the annual meeting of stockholders held in 2008.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “Investor Relations — Corporate Governance” section of our website, www.soundbite.com. All of the members of each of these standing committees are independent as defined under the rules of The NASDAQ Global Market and, in the case of the audit committee, satisfy the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee

The members of the audit committee are Vernon Lobo, Justin Perreault and Regina Sommer. Ms. Sommer chairs the audit committee. The board of directors has determined that Ms. Sommer is an “audit committee financial expert” as defined in applicable SEC rules. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of the registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing our annual and quarterly financial statements and related disclosures with management and the registered public accounting firm;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management; and

•	reviewing and approving or ratifying any related-person transactions.

The audit committee met 12 times during 2008, either in person or by teleconference. During 2008, each member of the audit committee attended at least 75% of the meetings of the committee.

Compensation Committee

The members of the compensation committee are Eric Giler, James Goldstein and Regina Sommer. Mr. Giler chairs the compensation committee. The purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation of the executive officers. Specific responsibilities of the compensation committee include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of the chief executive officer and other executive officers;

•	overseeing an evaluation of executive officers;

•	overseeing and administering cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee met 8 times during 2008, either in person or by teleconference. During 2008, each member of the compensation committee attended at least 75% of the meetings of the committee.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Vernon Lobo, Justin Perreault and James Roszkowski. Mr. Roszkowski chairs this committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board corporate governance principles; and

•	overseeing an annual evaluation of the board.

The nominating and corporate governance committee met 3 times during 2008, either in person or by teleconference. During 2008, each member of the nominating and corporate governance committee attended at least 75% of the meetings of the committee.

Audit Committee Report

This report of the audit committee is required by the SEC and, in accordance with the rules of the SEC, shall not be deemed to be (a) part of, or incorporated by reference by any general statement incorporating by reference this proxy statement into, any filing under the Securities Act or the Securities Exchange Act, except to the extent that SoundBite specifically incorporates this report by reference, or (b) “soliciting material” or “filed” under the Securities Act or the Securities Exchange Act.

The audit committee has met and held discussions with management and representatives of Deloitte & Touche LLP, SoundBite’s independent registered public accounting firm. Management has represented to the audit committee that SoundBite’s financial statements for the year ended, and as of, December 31, 2008 were prepared in accordance with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and Deloitte & Touche representatives. The audit committee also has discussed with representatives of Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditors’ Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche has provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee has discussed with Deloitte & Touche that firm’s independence.

Based upon the audit committee’s discussions with management and representatives of Deloitte & Touche and its review of representations of management and the report of Deloitte & Touche to the audit committee, the audit committee has recommended to the board of directors that the audited financial statements be included in SoundBite’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

By the Audit Committee of the
Board of Directors of
SoundBite Communications, Inc.

Regina O. Sommer (Chair)
Vernon F. Lobo
Justin J. Perreault

DIRECTOR COMPENSATION

Compensatory Arrangements with Outside Directors

Pursuant to Compensatory Arrangements with Outside Directors recommended by the compensation committee and approved by the board of directors in November 2007, each outside director is entitled to the following:

(a) an annual retainer fee of $25,000 for service on the board;

(b) additional annual retainer fees for board committee service as follows:

Chair of audit committee	$10,000
Other members of audit committee	3,000
Chair of compensation committee	7,500
Other members of compensation committee	3,000
Chair of nominating and corporate governance committee	5,000
Other members of nominating and corporate governance committee	2,000

(c) a meeting fee of $1,000 for each meeting of the board, the audit committee, the compensation committee or the nominating and corporate governance committee attended in person or by telephone; and

(d) the grant, as of each annual stockholder meeting, of a stock option exercisable to purchase 13,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

In addition, upon the initial election of an outside director to the board, the new outside director is entitled to receive a stock option exercisable to purchase 25,000 shares of common stock at a price equal to the fair market value of the common stock on the grant date.

For purposes of the Compensatory Arrangements with Outside Directors, an “outside director” is any director who is neither (1) employed by us nor (2) affiliated with a person or entity that beneficially owns 5.0% or more of our outstanding common stock. In 2008, Eric Giler, James Roszkowski, Eileen Rudden and Regina Sommer qualified as outside directors for compensatory purposes.

2008 Director Compensation

The following table provides information regarding director compensation for 2008. No other director received any compensation for serving on the board of directors or board committees in 2008.

	Fees Earned or
Name	Paid in Cash ($)	Option Awards ($)(1)	Total

Eric R. Giler	$69,785	$13,365	$83,150
James J. Roszkowski	58,000	20,009	78,009
Eileen M. Rudden	28,625	25,237	53,862
Regina O. Sommer	86,333	47,203	133,536

(1)	The amounts shown represent compensation expense recognized for financial statement purposes under SFAS No. 123R with respect to stock options granted to directors. Each stock option was granted with an exercise price equal to the fair market value of the common stock on the grant date. For a discussion of the assumptions relating to our valuations of stock options, see note 2 to the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 18, 2009. In 2008, (a) each of Mr. Giler, Mr. Roszkowski and Ms. Sommer was granted a stock option to acquire 13,000 shares of common stock, each of which options had a full grant date fair value of $21,778, and (b) Ms. Rudden was granted a stock option to acquire 25,000 shares of common stock, which option had a full grant date fair value of $41,123. As of December 31, 2008:

• Mr. Giler held options to purchase 49,520 shares at a weighted average exercise price of $1.26 per share, of which 27,390 shares had vested;

• Mr. Roszkowski held options to purchase 49,520 shares at a weighted average exercise price of $1.52 per share, of which 25,107 shares had vested;

• Ms. Rudden held options to purchase 25,000 shares at an exercise price of $2.94 per share, of which 14,583 shares had vested; and

• Ms. Sommer held options to purchase 49,520 shares at a weighted average exercise price of $4.42 per share, of which 18,260 shares had vested.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of stockholders. The board of directors implemented a number of corporate governance policies and practices In connection with our initial public offering in 2007. It reviews those policies and practices periodically in order to compare our policies and practices to those suggested by various authorities in corporate governance and those adopted by other public companies. Those reviews also are intended to confirm that the policies and practices comply with new and emerging interpretations and practices relating to the Sarbanes-Oxley Act of 2002, corporate governance-related rules of the SEC, and the listing standards of The NASDAQ Global Market.

This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, corporate governance guidelines, and code of business conduct and ethics in the “Corporate Governance” section of our website located at www.soundbite.com or by writing to our Investor Relations Department at our principal executive offices at 22 Crosby Drive, Bedford, Massachusetts 01730, telephone: (781) 897-2500.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and stockholders. These guidelines establish a framework for the conduct of the board’s business and in particular provides that:

•	the board’s principal responsibility is to oversee the management of our company;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors will be expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board and its committees shall conduct self-evaluations to determine whether they are functioning effectively.

Board Determination of Independence

Under Rule 4350 of The NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act. Under Rule 4200(a)(15) of The NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board, or any other board committee: (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (b) be an affiliated person of the listed company or any of its subsidiaries.

In connection with the annual meeting of stockholders to be held in 2009, the board of directors undertook a review of the composition of the board and board committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board has determined that none of Eric Giler,

Vernon Lobo, Justin Perreault, James Roszkowski, Eileen Rudden and Regina Sommer, representing six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of The NASDAQ Marketplace Rules. The board also determined that Mr. Lobo, Mr. Perreault and Ms. Sommer, who comprise the audit committee, Mr. Giler, Ms. Rudden and Ms. Sommer, who comprise the compensation committee, and Messrs. Perreault, Roszkowski and Lobo, who comprise the nominating and corporate governance committee, satisfy the applicable independence standards for such committees established by the SEC and The NASDAQ Marketplace Rules. In making such determination, the board considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of the common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board. See “Proposals — Stockholder Proposals for 2010 Annual Meeting.”

Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The director serving as Chair of the nominating and corporate governance committee, with the assistance of our chief financial officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as such director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chief financial officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Eric Giler, Eileen Rudden and Regina Sommer. No member of the compensation committee has ever been an officer or employee of our company or any subsidiary of ours. No member of the compensation committee had any relationship with us during 2008 requiring disclosure under Item 404 of Regulation S-K.

None of the executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of our board of directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. You can access our code of business conduct and ethics in the “Corporate Governance” section of our website located at www.soundbite.com. We post on our website all disclosures required by law or The NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our charter limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

The charter also provides that we must indemnify directors and officers in certain circumstances. In addition, we have entered into separate indemnification agreements with each of the directors and executive officers that may be broader than the indemnification provisions contained in the charter. These indemnification agreements may require us, among other things, to indemnify directors and executive officers for expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer. We believe these provisions and agreements are important in attracting and retaining qualified individuals to serve as directors and executive officers.

We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED-PARTY TRANSACTIONS

The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a “related party.” For purposes of this discussion, a “related-party transaction” is a transaction, arrangement or relationship:

•	in which we participate;

•	that involves an amount in excess of $120,000; and

•	in which a related party has a direct or indirect material interest.

From January 1, 2008 through May 1, 2009, there were no related-party transactions, except for the compensation arrangements described under “Executive Compensation” and “Director Compensation.”

The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related party proposes to enter into a related-party transaction, the related party must report the proposed related-party transaction to the chief financial officer. The policy calls for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the related-party transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related-party transaction. The policy also permits the Chair of the audit committee to review and, if deemed appropriate, approve proposed related-party transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-party transactions that are ongoing in nature will be reviewed annually.

A related-party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related party’s interest in the related-party transaction;

•	the dollar value of the amount involved in the related-party transaction;

•	the dollar value of the amount of the related party’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information that would be material to investors in light of the circumstances of the transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may impose any conditions on the related-party transaction that it deems appropriate.

In addition, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related-party transactions for purposes of the policy:

•	interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity, (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenues of the company receiving payment in the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee.

STOCK OWNERSHIP

Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of common stock as of March 1, 2009 for:

•	each beneficial owner of more than five percent of the outstanding common stock;

•	each of the directors, the director nominee and each of the named executive officers; and

•	all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 1, 2009. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage ownership calculations are based on 15,652,238 shares outstanding as of January 31, 2008. Addresses of individuals are in care of SoundBite Communications, Inc., 22 Crosby Drive, Bedford, Massachusetts 01730.

	Beneficial Ownership Prior to Offering
		Right to
		Acquire
	Outstanding	Within 60
	Shares	Days of	Shares
	Beneficially	March 1,	Beneficially
Name and Address of Beneficial Owner	Owned	2009	Owned	Percentage

5% Stockholders:
North Bridge Venture Partners 950 Winter Street, Suite 4600 Waltham, MA 02451	4,736,509	—	4,736,509	30.3%
Mosaic Venture Partners 65 Front Street East, Suite 200 Toronto, Ontario M5E 1B5	2,140,334	—	2,140,334	13.7
Commonwealth Capital Ventures 950 Winter Street, Suite 4100 Waltham, MA 02451	1,688,916	—	1,688,916	10.8
BC Advisors, LLC 300 Crescent Court, Suite 1111 Dallas, Texas 75201	807,482	—	807,482	5.2
Directors and Executive Officers:
James A. Goldstein	4,736,509	—	4,736,509	30.3
Vernon F. Lobo	2,140,334	—	2,140,334	13.7
Justin J. Perreault	1,688,916	—	1,688,916	10.8
Peter R. Shields	55,733	696,905	752,638	4.6
Timothy R. Segall	34,083	262,832	296,915	1.9
Robert C. Leahy	—	124,402	124,402	*
Mark D. Friedman	—	36,979	36,979	*
Jeffery J. Struzenski	—	18,750	18,750	*
Eric R. Giler	—	30,433	30,433	*
James J. Roszkowski	—	28,150	28,150	*
Regina O. Sommer	—	21,303	21,303	*
Eileen M. Rudden	—	22,916	22,916	*
James A. Milton	—	—	—	—
All executive officers and directors as a group (15 persons)	8,655,575	1,258,069	9,913,644	63.1

*	Less than one percent.

Shares reflected as beneficially owned by North Bridge Venture Partners and by Mr. Goldstein consist of 3,210,820 shares of common stock held North Bridge Venture Partners IV-A, L.P., and 1,525,689 shares held by North Bridge Venture Partners IV-B, L.P. North Bridge Venture Management IV, L.P. as the General Partner of North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. has voting and investment control of the 4,736,509 shares held in the aggregate by North Bridge Venture Partners IV-A, L.P. and North Bridge Venture Partners IV-B, L.P. NBVM GP, LLC is the General Partner of North Bridge Venture Management IV, L.P. Mr. Goldstein is a Manager of NBVM GP, LLC and may be deemed to share voting and investment power with respect to such 4,736,509 shares. Mr. Goldstein disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by Mosaic Venture Partners and by Mr. Lobo consist of 2,140,334 shares of common stock held by Mosaic Venture Partners II Limited Partnership. 1369904 Ontario Inc., as the general partner of Mosaic Venture Partners II Limited Partnership, has voting and investment control of the shares held by Mosaic Venture Partners II Limited Partnership. Mr. Lobo is Managing Director of 1369904 Ontario Inc. and may be deemed to share voting and investment power with respect to such 2,140,334 shares. Mr. Lobo disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

Shares reflected as beneficially owned by Commonwealth Capital Ventures and by Mr. Perreault consist of 1,615,111 shares of common stock held by Commonwealth Capital Ventures III, L.P. and 73,805 shares of common stock held by CCV III Associates L.P. Mr. Perreault is a General Partner of Commonwealth Venture Partners III, L.P. Commonwealth Venture Partners III L.P. is the sole General Partner of Commonwealth Capital Ventures III L.P. and CCV III Associates, L.P. Mr. Perreault, Michael Fitzgerald, Jeffrey M. Hurst and R. Stephen McCormack, Jr. are the individual General Partners of Commonwealth Venture Partners III L.P.

Shares reflected as beneficially owned by BC Advisors, LLC (“BCA”) are beneficially owned by one or more investment companies or other managed accounts. The following information is based upon information provided in a Schedule 13G/A filed by BCA with the SEC on February 17, 2009. As of December 31, 2008, SRB Management, L.P., a Texas limited partnership (“SRB Management”), beneficially owned 807,482 shares of our common stock for the accounts of SRB Greenway Capital, L.P., a Texas limited partnership (“SRBLP”), SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”), SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”), SRB Greenway Opportunity Fund, L.P., a Texas limited partnership (“SRBOLP”), and SRB Greenway Opportunity Fund (QP), L.P., a Texas limited partnership (“SRBOQP,” and collectively with SRBQP, SRBLP, SRB Offshore, and SRBOLP, the “Greenway Funds”). SRB Management is the general partner of each of the Greenway Funds. BCA, a Texas limited liability company, is the general partner of SRB Management, and as such may be deemed to beneficially own the shares beneficially owned by SRB Management. Steven R. Becker is the sole member of BCA, and as such may be deemed to beneficially own the shares beneficially owned by SRB Management. Each of the reporting persons expressly disclaimed membership in a “group” under Section 13(d) of the Securities Exchange Act with respect to the shares of common stock reflected in the above table.

Mr. Shields resigned as our President and Chief Executive Officer and as a director, effective April 30, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, as well as stockholders beneficially owning more than ten percent of the outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership with respect to common stock. All of these reporting persons are required by SEC regulations to furnish us with copies of all reports they file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and written representations of our directors and executive officers received by us, we believe each reporting person filed on a timely basis all of the reports required to be filed pursuant to Section 16(a) in 2008.

Independent Registered Public Accounting Firm Fees and Other Matters

Audit and Related Fees

The following table summarizes the fees billed to us by Deloitte & Touche LLP for each of the last two years for audit, audit-related, tax and other services:

Fee Category	2008	2007
	(In thousands)

Audit fees(1)	$608,205	$1,275,400
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$608,205	$1,275,400

(1)	These fees relate to professional services rendered for (a) audits of our financial statements, (b) reviews of our quarterly financial statements, (c) services rendered in 2007 in connection with the registration statement on Form S-1 filed with the SEC in connection with our initial public offering, and (d) services related to other regulatory filings.

Audit Committee Pre-Approval Policy and Procedures

The audit committee has adopted policies and practices relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is subject to a maximum dollar amount.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00a.m central time on June 17, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SDBT • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	01 – Vernon Lobo	02 – Regina Sommer	03 – James Milton	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain

2.	Ratification of Selection of Independent Registered Public Accounting Firm.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2009 Annual Meeting Admission Ticket
2009 Annual Meeting of
SoundBite Communications, Inc. Shareholders
Wednesday, June 17, 2009 9:00am
SoundBite Communications
22 Crosby Drive
Bedford, MA 01730
Directions to the SoundBite Communications Corporate offices, 22 Crosby Drive, Bedford, MA are as follows. Parking is on the left, the building will be on the right side of the road, across the street from the parking lot.
From Logan International Airport
•	Upon departing Logan travel through the Sumner Tunnel.

•	At the end of the tunnel, follow signs to Route 93 North (Expressway North).

•	Continue on Route 93 to the juncture with Route 128 / 95 North and South.

•	Take 128 / 95 South and follow directions below.
From The North (Route 128)
•	From 128 / 95 South take Exit 32, Route 3 North

•	From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit).

•	At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive.

•	The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign.
From the South / West (Mass Turnpike Route 90)
•	Take 128 / 95 North to Exit 32A, Route 3 North

•	From Route 3 North, Take Exit 26, Route 62 / Bedford & Burlington (first exit).

•	At the traffic lights at the end of the exit ramp, drive through the intersection onto Crosby Drive.

•	The Crosby Corporate Center sign is approximately a half mile on the left, turn left at the sign.
From The North (Route 3)
•	From Route 3 South, take Exit 26, Route 62 / Bedford & Burlington.

•	At the end of the ramp, turn left.

•	At the 1st set of traffic lights, turn left onto Crosby Drive

•	The Crosby Corporate Center sign (numbers 20, 22, 24, 26 and 32 Crosby Drive) is approximately a half mile on the left, turn left at the sign.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SoundBite Communications, Inc

Notice of 2009 Annual Meeting of Stockholders
22 Crosby Drive, Bedford, MA 01730
Proxy solicited by Board of Directors for Annual Meeting — June 17, 2009
The undersigned stockholder of SoundBite Communications, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated on or about May 13, 2009, and hereby appoints James Milton and Robert Leahy, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of SoundBite Communications, Inc. to be held June 17, 2009 at 9:00 a.m., local time, at SoundBite’s corporate headquarters, located at 22 Crosby Drive, Bedford, Massachusetts, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Vernon Lobo, FOR James Milton, FOR Regina Sommer and FOR Proposal 2.